EXHIBIT 99.1


FOR IMMEDIATE RELEASE
September 10, 2001


                       VALSPAR PLANS RESTRUCTURING CHARGES


MINNEAPOLIS, MINNESOTA - The Valspar Corporation (VAL-NYSE) announced today that it is implementing a restructuring program and other initiatives to eliminate redundant facilities resulting from the Lilly acquisition and to accelerate performance improvement. These activities will result in a $39 million pre-tax charge to earnings for the fiscal 2001 fourth quarter ending October 26, 2001. On a per share basis, the after-tax charges to fourth quarter earnings will be approximately 44 cents. The net cash impact of the charges over the next two years will be negligible.

Richard M. Rompala, Chairman and Chief Executive Officer, said, "Our original target for savings from the Lilly acquisition was $70 million per year and we have already implemented actions to achieve this level. The restructuring actions that we are announcing today will increase the annualized savings to the $90 - $100 million range. The increased savings from these actions are expected to be realized over the next two years with more than half occurring in fiscal year 2003.

"When we completed the Lilly acquisition we announced that we planned to close 8-10 plants. To date, we have closed 7 plants. The restructuring plans announced today will result in the full closure of 7 additional plants, the partial closure of 4 additional sites and an additional reduction of our global workforce by 350 people or 5%. We have successfully maintained our customer focus as we have transferred over 10 million gallons of production to date. With this restructuring, we plan to move an additional 14.5 million gallons. We believe these initiatives will strengthen Valspar's financial performance in a difficult economy and position us for significant growth as our industrial markets improve."

For further information, contact Deborah D. Weiss, Vice President and Treasurer of Valspar at 612-375-7302.

NOTE: Valspar will host a conference call on Monday, September 10 at 3:30 PM CDT. The call can be heard live over the internet at Valspar's website at http://www.valspar.com under Investor Relations or at www.shareholder.com/val. Those unable to participate during the live broadcast can access an archive of the call on the Valspar website.

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This press release contains certain "forward-looking" statements. These forward-looking statements are based on management's expectations and beliefs concerning future events. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company that could cause actual results to differ materially from such statements. These uncertainties and other factors include risks related to the Company's recent acquisition of Lilly Industries, Inc., which is the Company's largest acquisition to date, including risks of adverse changes in the results of Lilly's operations due to economic conditions or unforeseen factors; risks of higher than anticipated costs of integration of Lilly's employees or systems; risks of disruptions in business resulting from the integration process; and significantly higher levels of debt for the Company resulting in higher interest costs. The Company also faces general risks and uncertainties, such as the Company's reliance on our relationships with government agencies, utilities and other third parties to avoid disruption of our business; dependence of internal earnings growth on economic conditions and growth in the domestic and international coatings industry; (which may have a greater relative impact on Lilly's sales); changes in the Company's relationships with customers and suppliers; unusual weather conditions; and other risks and uncertainties, described from time to time in the Company's reports filed with the Securities and Exchange Commission. The foregoing list is not exhaustive and the Company disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements.